UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2013

STREAMTRACK, INC.
 (Exact name of registrant as specified in charter)

Wyoming	333-153502	26-2589503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

347 Chapala Street, Santa Barbara, California	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 308-9151

_____________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

See Item 5.03.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 5.03 and 8.01.

Item 3.03  Material Modification to Rights of Security Holders.

See Item 5.03.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2013, StreamTrack, Inc. (the “Company”) filed a Certificate of Designation of Series B Preferred Stock (the “Series B Certificate of Designation”) with the Secretary of State of Wyoming. Pursuant to the Series B Certificate of Designation, the Company designated 200,000 shares of its blank check preferred stock as Series B Preferred Stock. The Series B Preferred Stock will rank senior to the common stock, Series A Preferred Stock and any subsequently created series of preferred stock that does not expressly rank pari passu with or senior to the Series B Preferred Stock (the “Junior Stock”). The Series B Preferred Stock will not be entitled to dividends. In the event of a liquidation, the Series B Preferred Stock will be entitled to a payment of the Stated Value of $1.00 per share prior to any payments being made in respect of the Junior Stock. Each share of Series B Preferred Stock will entitle the holder to vote on all matters voted on by holders of common stock as a single class. With respect to any such vote, each share of Series B Preferred Stock will entitle the holder to cast such number of votes equal to 0.000255% of the total number of votes entitled to be cast. Effective upon the closing of a Qualified Financing, all issued and outstanding shares of Series B Preferred Stock will automatically convert into common stock in an amount determined by dividing the product of the number of shares being converted and the Stated Value by the Conversion Price. The Conversion Price will be equal to the price per share of the common stock sold under the Qualified Financing (or, if the Qualified Financing involves the sale of securities convertible into common stock, by the conversion price of such convertible securities). A “Qualified Financing” is defined as the sale by the Company in a single offering of common stock or securities convertible into common stock for gross proceeds of at least $5,000,000.

On October 31, 2013, the Company entered into amendment, waiver and exchange agreements (the “Exchange Agreements”) with Michael Hill (the Company’s chief executive officer and director) and Aaron Gravitz (the Company’s director). Under each Exchange Agreement, the Company issued to each of Mr. Hill and Mr. Gravitz 100,000 shares of Series B Preferred Stock in exchange for $100,000 in unpaid compensation. In connection with the Exchange Agreements, the Company relied on the exemptions from registration provided by Section 3(a)(9) and 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 8.01  Other Events.

On October 23, 2013, the Superior Court in the Judicial District of Danbury, Connecticut entered an order approving the stipulation of the parties (the “Stipulation”) in the matter of ASC Recap LLC (“ASC”) v. StreamTrack, Inc. (the “Company”). Under the Stipulation, the Company agreed to issue, as settlement of liabilities owed by the Company to ASC in the aggregate amount of $766,288 (the “Claim Amount”), shares of common stock (the “Settlement Shares”) as follows:

(a) In one or more tranches as necessary, 3,740,000 shares of common stock (the “Initial Issuance”) and an additional 200,000 shares of common stock as a settlement fee.

(b) Through the Initial Issuance and any required additional issuances, that number of shares of common stock with an aggregate value equal to (A) the sum of (i) the Claim Amount and (ii) reasonable attorney fees and trade execution fees in the amount of $75,000, divided by (B) the Purchase Price (defined under the Stipulation as the market price (defined as the lowest closing bid price of the Company’s common stock during the valuation period set forth in the Stipulation) less the product of the Discount (equal to 25%) and the market price. The parties reasonably estimated that the fair market value of the Settlement Shares and all other amounts to be received by ASC is equal to approximately $1,100,000.

(c) If at any time during the valuation period the closing bid price of the Company’s common stock is below 90% of the closing bid price on the day before an issuance date, the Company will immediately cause to be issued to ASC such additional shares as may be required to effect the purposes of the Stipulation.

(d) Notwithstanding anything to the contrary in the Stipulation, the number of shares beneficially owned by ASC will not exceed 9.99% of the Company’s outstanding common stock.

In connection with the Settlement Shares, the Company relied on the exemption from registration provided by Section 3(a)(10) under the Securities Act.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No .	Description

3.1	Certificate of Designation of Series B Preferred Stock

10.1	Amendment, Waiver and Exchange Agreement, between the Company and Michael Hill

10.2	Amendment, Waiver and Exchange Agreement, between the Company and Aaron Gravitz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StreamTrack, Inc.

Date: October 31, 2013	By:	/s/ Michael Hill
	Name:	Michael Hill
	Position:	Chief Executive Officer